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                                                                     EXHIBIT 4.8

                             SDS MERCHANT FUND, L.P.
                          c/o SDS Capital Partners, LLC
                         53 Forest Avenue, Second Floor
                        Old Greenwich, Connecticut 06870
                                 (203) 967-5850

                                                                    July 2, 2002
Vertel Corporation
21300 Victory Boulevard

Suite 700
Woodland Hills, California 91367
Attention: President and Chief Executive Officer


     Re:  Note and Warrant Purchase Agreement dated as of August 31, 2001
          ---------------------------------------------------------------

Gentlemen:

     Reference is hereby made to the (i) Note and Warrant Purchase Agreement (the "2001 Purchase Agreement") dated as of August 31, 2001 between Vertel Corporation (the "Company") and SDS Merchant Fund, L.P. ("SDS"); (ii) the Convertible Promissory Note dated January 3, 2002 issued to SDS (the "Note");
(iii) the Warrant dated August 31, 2001 issued to SDS (the "Warrant"); and (iv) the Lock-Up Agreement between the Company and certain shareholders of the Company dated as of August 31, 2001 (the "Lock-Up Agreement"). Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the 2001 Purchase Agreement.

     You have advised us that the Company has transferred the listing of its Common Stock from The Nasdaq National Market to The Nasdaq SmallCap Market (the "Transfer Event"). The Transfer Event constitutes a breach of certain covenants under the 2001 Purchase Agreement and constitutes an event of default and triggering event under the Note. You have requested us to waive our rights under the 2001 Purchase Agreement and Note in connection with the Transfer Event. Accordingly, SDS hereby waives its rights and remedies under Section 3.2 and
Section 3.15 of the Purchase Agreement and Section 2.1 and Section 3.7(g)(iii) of the Note. Notwithstanding the foregoing, this Waiver shall in no way affect the terms and provisions of the Lock-Up Agreement.

     Section 9 of the Warrant defines the term "Nasdaq" to mean The Nasdaq National Market. In connection with the Transfer Event, SDS hereby agrees that the definition of "Nasdaq" in the Warrant shall mean The Nasdaq National Market or The Nasdaq SmallCap Market.

     Pursuant to Section 2.1(aa) of that certain Note and Warrant Purchase Agreement to be entered into by and between the Company and SDS (the "2002 Purchase Agreement"), the Company is obligated to use $1,500,000 of the proceeds from the sale of a convertible promissory note and accompanying warrant to SDS to repay outstanding indebtedness owed to SDS under the Note. Section 3.7(m) of the Note entitles SDS to a prepayment premium of 115%

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in the event the Company prepays all or any portion of the Note and to ninety
(90) days written notice of prepayment. SDS hereby waives its rights under 3.7(m) of the Note in connection with the Company's prepayment of $1,500,000 of the principal amount of the Note pursuant to the 2002 Purchase Agreement, and the Company shall not be obligated to pay any prepayment premium on such $1,500,000 prepayment.

                                              Sincerely,

                                              SDS MERCHANT FUND, L.P.


                                              By: _____________________________
                                                  Name: Steve Derby
                                                  Title:   Managing Member

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